EXHIBIT B

Pear Tree Funds

Certificate of Secretary

THE UNDERSIGNED, Thomas Buckley, Clerk of Pear Tree Funds (the “Trust”), certifies that the following resolutions were duly adopted by the Trustees, including a majority of the Trustees who are not “interested persons,” of the Trust (the “Independent Trustees”), as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), at the meeting held on July 18, 2019 as set forth below.

Resolutions Adopted on July 18, 2019

WHEREAS, the Trustees have determined that the amount of coverage under and form of the joint fidelity bond (the “Joint Fidelity Bond”) to be issued by ICI Mutual Insurance Company are reasonable after having given due consideration to all relevant factors, including the value of the aggregate assets of the separate series of the Trust (collectively, the “Funds”) to which any Trust officer or employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities and other assets of the Trust; and

WHEREAS, the Trustees have further determined that (a) the amount of coverage under and form of the directors and officers policy (the “D&O Policy”) to be issued by ICI Mutual Insurance Company are adequate and reasonable, (b) the participation of the Funds in the D&O Policy is in the best interest of each Fund, and (c) the proposed premium for the D&O Policy to be allocated among each Fund, based upon the Fund’s proportionate share of the sum of the premiums that would have been paid if said insurance were purchased separately by each Fund, is fair and reasonable to each Fund; it is therefore

RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve each of the Joint Fidelity Bond and the D&O Policy for the term August 1, 2019 to August 1, 2020, with the coverage and premiums as described at the meeting; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve the portion of the premium of the Joint Fidelity Bond to be paid by or allocated to the Trust and each Fund, taking into consideration all relevant factors, including the number of the other parties named as insured, the nature of the business activities of such other parties, the amount of the Joint Fidelity Bond, and the amount of the premium for the Joint Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the investment company is less than the premium such company would have had to pay if it had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve the portion of the premium of the D&O Policy to be allocated to each Fund; and it is

FURTHER RESOLVED, that the Trustees, including all of the Independent Trustees, hereby approve the continuation of the Fidelity Bond/D&O Premium and Loss Allocation Agreement (the “Premium/Loss Allocation Agreement”) between the Trust and the Investment Manager, without amendment or modification; and it is

FURTHER RESOLVED, that each Trust officer hereby is authorized, on behalf of the Trust, to make such non-material modifications to the Premium/Loss Allocation Agreement as the officer, in consultation with the Trust’s legal counsel, may deem necessary or appropriate; and it is

FURTHER RESOLVED, that each Trust officer is hereby authorized to file or cause the Trust to file with the U.S. Securities and Exchange Commission (the “SEC”) within 10 days after receipt of the executed Joint Fidelity Bond (a) a copy of the Joint Fidelity Bond, (b) a copy of the resolution of the Trustees approving the amount, type, form, and coverage of the Joint Fidelity Bond and the portion of the premium to be paid by the Trust and each Fund, (c) a statement showing the amount of a single insured bond that each Fund would have provided and maintained had it not been named as an insured under the Joint Fidelity Bond, (d) a statement regarding the period for which premiums have been paid, and (e) a copy of the Premium/Loss Allocation Agreement; and it is

FURTHER RESOLVED, that except as provided in the immediately preceding resolution, the Treasurer or any Assistant Treasurer of the Trust is hereby designated as the officer of the Trust who shall make the filings and give the notices required by Rule 17g-1(g) under the 1940 Act; and it is

FURTHER RESOLVED, that the Trustees of the Trust, including all of the Independent Trustees, hereby approve the payment of a fee of $8,650 to Asset Management Insurance for serving as an adviser to the Trustees in connection with its consideration at this meeting of various fidelity bond and directors’ and officer’s insurance proposals.

/s/ Thomas Buckley

Thomas Buckley

Clerk